-FOR IMMEDIATE RELEASE -	Additional Information:
PO Box 218370	Larry Edwards
Houston, TX 77218	Jay Harwell
281/492-0550
281/492-0615 - fax

RELIABILITY INCORPORATED ANNOUNCES THAT THE ACQUISITION OF

MEDALLION ELECTRIC, INC. AND MEAC IS COMPLETED

HOUSTON, TEXAS, April 6, 2007 - Reliability Incorporated (REAL.PK) today announced that it has closed an "Agreement of Merger and Plan of Reorganization" with Medallion Electric Acquisition Corporation (MEAC) of Coral Springs, Florida. Under the agreement, Reliability's wholly owned subsidiary, Reliability-Medallion, Inc. merged with Medallion Electric Acquisition Corporation. Simultaneously, MEAC purchased 100% of the shares of Medallion Electric, Inc., a Florida electrical contractor with revenues of $7.9 million in 2006 and pretax income of $1.3 million. Total consideration for the transaction was $500,000 in cash at closing, notes for $2,000,000 payable in 6 months, an earn out which calls for a minimum of $250,000 per year for the next three years and will increase if certain profitability benchmarks are achieved, and three million unregistered restricted shares of Reliability Incorporated common stock, to be held in escrow or returned to the treasury, contingent upon increasing working capital by $2-3 million within the next 75-105 days. Reliability plans to use the additional working capital to fund operations, reduce debt, and pursue additional acquisitions.

Medallion Electric, Inc. was formed in 1980 by Ronald Masaracchio, the current owner, and a partner who has since retired. Mr. Masaracchio built the company by providing high quality electrical service to residential home builders and developers in the middle to high-end markets in the area of Broward and Palm Beach Counties in Florida. The Company has experienced dramatic growth over the past 24 months, driven by the expanding market in Florida, long-term relationships with existing customers, and Medallion's reputation for quality and service. Mr. Masaracciho will continue to run the operations of Medallion Electric, and will be joined by Mark E. Spoor, who will serve as President and Chief Operating Officer of MEAC, and Matthew Masaracchio, who will serve as General Manager of Medallion Electric.

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Mr. Masaracciho commented, "I am very proud of the service and quality of work that we provide our customers in the Coral Springs area. By combining up with Reliability and MEAC we will now be positioned to continue to grow our business and maintain the high level of quality and service for which the Medallion name is known."

Mr. Spoor, the President and COO of MEAC, commented, "We are very fortunate to have a quality company like Medallion Electric, Inc. as the initial acquisition in our strategy to consolidate complementary target companies in the electrical contracting business in Florida. Management will be focused on increasing shareholder value and growing free cash flow. REAL, being a public company, will provide us the access to the public markets, which is an important element we need to continue our strategy."

Mr. Edwards, President of Reliability Incorporated, commented, "We have investigated a number of potential candidates to find a target company that we believe offers the best opportunity to increase our shareholder's value now and in the future. The combination of Reliability, MEAC, and Medallion Electric contain the proper talents, assets, and capabilities to support a growth strategy and gives the Reliability shareholders an opportunity to participate in that success. The post acquisition will be accreditive to equity per share for our existing shareholders, and if each group in the new organization makes or exceeds its plans for 2007, the equity per share for our shareholders should continue to increase."

Reliability's board of directors voted to expand the board from four members to six members and Alex Katz, a Director of MEAC, and David C. Kurland, an attorney from Philadelphia, PA., have been elected to fill those two positions.

Reliability Incorporated is based in Houston, Texas. Medallion Electric Acquisition Corporation is a wholly owned subsidiary of Reliability Incorporated and Medallion Electric, Inc. is wholly owned by Medallion Electric Acquisition Corporation. Medallion Electric, Inc. is an electrical contractor servicing the home builders and developers in the Coral Springs, Florida area.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this report regarding Reliability's business which are not historical facts are "forward looking statements" that involve risks and uncertainties that may affect the operations, performance, development and results of the Company's business and include, but are not limited to, adverse changes in the global economy, decreases in the demand for electrical contracting, home sales, housing developments, and repair services, the impact of competition, delays in schedules, adverse weather conditions, delays due to technical difficulties, delays in delivery schedules, the ability to attract and maintain sufficient levels of people with specific technical talents, future results related to investments or liquidity, changes in demand for the Company's products and services and the Company's customers' products and services and the ultimate acceptance by the market of our current and new products and services. Actual results may materially differ from projections.

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